UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	October 19, 2012

Cornerstone Therapeutics Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	000-50767	04-3523569
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

1255 Crescent Green Drive, Suite 250, Cary, North Carolina		27518
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	919-678-6611

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On October 19, 2012, Cornerstone Therapeutics Inc. (the “Company”) and Vincent T. Morgus, the Company’s former Executive Vice President and Chief Financial Officer, entered into a Separation Letter Agreement and General Release (the “Separation Agreement”), approved by the Compensation Committee of the Company’s Board of Directors. So long as Mr. Morgus does not revoke the Separation Agreement in accordance with its terms, Mr. Morgus will be entitled to receive, among other things, the following severance benefits pursuant to Section 5.4 of his Amended and Restated Employment Agreement dated February 1, 2011 (the “Employment Agreement”):

•	a lump sum payment of $285,000, being one times his current annual base salary, and $74,812, being a pro rata portion of his target cash bonus for 2012; provided, however, that the amount of the lump sum payment will be reduced as set forth below;

•	monthly payments in the amount of 100% of the monthly COBRA premiums for continued health and dental coverage for him and his dependents and 100% of the amount of the monthly premiums paid by the Company for life insurance and disability insurance for him until the earlier of one year after his last day of employment or the last day of the first month when he is eligible for health benefits through other employment; and

•	accelerated vesting of 35,312 unvested stock options and 13,860 shares of restricted stock that would have vested on or before October 19, 2013.

Furthermore, in lieu of a portion of the lump sum payment described above, the Separation Agreement provides that the Company will accelerate the vesting of the remainder of Mr. Morgus’s shares of restricted stock, representing 20,460 shares. Pursuant to the Separation Agreement, the amount of the lump sum payment set forth above will be reduced by (i) the value (determined in accordance with the Separation Agreement) of the 20,460 shares of restricted stock described above and (ii) the amount of any withholding tax paid by the Company with respect to the vesting of all of Mr. Morgus’s previously unvested 34,320 shares of restricted stock.

The Separation Agreement further provides that the Company will (i) extend the period during which Mr. Morgus’s vested stock options may be exercised until March 31, 2013 and (ii) reduce the 90-day notice period under the Employment Agreement and instead pay Mr. Morgus $54,625, representing the additional salary he would have received during the remainder of the notice period.

Pursuant to the Separation Agreement, Mr. Morgus agrees to release the Company and its affiliates from any and all claims he may have against such persons and to abide by customary confidentiality, noncompetition, nonsolicitation, and nondisparagement provisions. The Company agrees to not make disparaging comments regarding Mr. Morgus, to release him from claims arising in connection with his employment by the Company (subject to certain exceptions), to continue to indemnify him under the Company’s certificate of incorporation as currently in effect and to maintain D&O insurance coverage for him for five years.

The Separation Agreement is attached hereto as Exhibit 10.1 and is incorporated herein by reference. The Company has previously filed the Employment Agreement as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 7, 2011. The Company refers you to these exhibits for the complete terms of the Separation Agreement and the Employment Agreement, respectively.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

     See the Exhibit Index attached hereto.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cornerstone Therapeutics Inc.

October 23, 2012	By:	/s/ Andrew K. W. Powell

Name: Andrew K. W. Powell
Title: Executive Vice President, General Counsel and Secretary

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Exhibit Index

Exhibit No.	Description

10.1	Separation Letter Agreement and General Release between the Registrant and Vincent T. Morgus dated October 19, 2012.